UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14-A
(Rule 14a-101)
INFORMATION REQUIRED
IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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TIVO CORPORATION
(Name of Registrant as Specified In Its Charter)
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In connection with TiVo Corporation’s Annual Meeting of Stockholders to be held on April 26, 2017, TiVo Corporation (“TiVo” or the “Company”) is communicating the below information to its stockholders commencing April 10, 2017.

Purpose of the Outreach

At our 2017 Annual Meeting of Stockholders to be held on April 26, 2017, our stockholders will cast an advisory vote regarding certain stock transfer and ownership restrictions in our Amended and Restated Certificate of Incorporation (the “Transfer Restrictions”) as disclosed in our proxy statement filed with the Securities and Exchange Commission on March 14, 2017. In connection with this advisory vote, we are providing the following information to assist our stockholders in understanding the vote and to facilitate prompt voting. In addition to the information contained in the proxy statement, we urge you to consider the information below and vote “FOR” Proposal 5.

On April 6, 2017, Institutional Shareholder Services (“ISS”) issued a recommendation to TiVo’s stockholders that they should vote against the Transfer Restrictions proposal based on the fact that the Transfer Restrictions did not expire at the earlier of three years after the effective date of the Transfer Restrictions or the exhaustion of the our net operating loss (“NOL”) tax asset.

To address the ISS concerns, based on its current analysis of the Company’s need for the Transfer Restrictions over time, on April 9, 2017, the Company’s Board of Directors (the “Board”) has fixed the outside expiration date of the Transfer Restrictions as the end of the “three-year period” (as that term is defined by Section 382(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)) following the effective date of the Transfer Restrictions, and has determined that such date will not be extended without stockholder approval.

Following the Board’s above action, the term “Expiration Date” in Article X of the Company’s Amended and Restated Certificate of Incorporation reads in substance as follows:

“Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this ARTICLE X is no longer necessary for the preservation of Tax Benefits, (ii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward or (iii) such date as the Board of Directors shall fix in accordance with Section 10.12 of this Article X, which date is hereby fixed as the end of the “three-year period” (as that term is defined by Section 382(i)(1) of the Internal Revenue Code of 1986, as amended) following the effective date of the Transfer Restrictions and which date will not be extended without stockholder approval.”

The Company has supplemented its proxy materials, on file with the Securities and Exchange Commission, to make clear that an advisory vote in favor of the Transfer Restrictions will be deemed by the Board as the stockholders’ advisory approval of the above definition of “Expiration Date” and the Board will not take further action to amend such definition without stockholder approval.

The Transfer Restrictions are designed to limit stock transfers that could have the effect of triggering a limitation of the Company’s use of NOLs under Section 382 of the Code, thereby allowing the Company to preserve the tax benefits afforded by its large NOL tax asset. We urge you to vote “FOR” Proposal 5.